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                                                                    EXHIBIT 23.1








                          Independent Auditors' Consent

The Board of Directors
Cerner Corporation:

We consent to the use of our reports, dated January 31, 2001, with respect to the consolidated balance sheets of Cerner Corporation and subsidiaries as of December 30, 2000 and January 1, 2000, the related consolidated statements of operations, changes in equity, cash flows, and related schedule for each of the years in the three-year period ended December 30, 2000, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP


Kansas City, Missouri
October 22, 2001